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                                                                EXHIBIT 99.3



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                              CLOVER COMMUNITY BANK
                            TO BE HELD APRIL 20, 1998

                      -------------------------------------

         NOTICE IS HEREBY GIVEN that the annual meeting (the "Annual Meeting") of shareholders of CLOVER COMMUNITY BANK (the "Bank") has been called by the Board of Directors and will be held on April 20, 1998, commencing at 7:00 p.m. at the Bank's principal office, located at 124 North Main Street, Clover, South Carolina, 29710, for the following purposes:

         (1) To consider and vote upon a Reorganization Agreement and Plan of Exchange pursuant to which each outstanding share of common stock of the Bank will be exchanged, in a tax-free transaction, for one share of common stock of the Holding Company and the Bank will become a wholly-owned subsidiary of Clover Community Bankshares, Inc. (the "Company"), as more particularly described in the Proxy Statement/Prospectus accompanying this Notice. ").

         (2)      To elect eight members to the Board of Directors.

         (3) In the discretion of the proxy holders, such other business as may lawfully come before the Annual Meeting or any adjournments or postponements thereof.

         Only holders of record of the Bank's common stock as indicated on the Bank's transfer books at the close of business on March 2, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

         Any shareholder will have the right to dissent from the proposed reorganization and to receive a cash payment for the "fair value" of such shareholders' shares of bank stock determined according to the applicable provisions of Chapter 13 of Title 33 of the Code of Laws of South Carolina regarding the rights of dissenting shareholders, the text of which is included in the accompanying Proxy Statement/Prospectus as Appendix B. See "RIGHTS OF DISSENTING SHAREHOLDERS" in the Proxy Statement/Prospectus.

         THE BOARD OF DIRECTORS OF THE BANK RECOMMENDS THAT THE HOLDERS OF BANK COMMON STOCK VOTE TO APPROVE THE REORGANIZATION.

         You are requested to complete, date and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed self-addressed envelope. You are, of course, welcome to attend the Annual Meeting and to vote your shares in person.

                                       By order of the Board of Directors,


                                       -------------------------------------
                                       James C. Harris, Jr., President
Clover, South Carolina

April 1, 1998

         PLEASE READ THE ATTACHED PROXY STATEMENT/PROSPECTUS CAREFULLY. SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING SELF-ADDRESSED, POSTAGE PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.